Exhibit 10.16

Deere & Company World Headquarters

One John Deere Place, Moline, IL 61265 USA

John C. May

Chairman and Chief Executive Officer

[Date]

Dear Board Member:

I am pleased to advise that on [Date] (Grant Date) you were awarded ___ Restricted Stock Units (RSUs) pursuant to the 2022 Deere & Company Nonemployee Director Stock Ownership Plan (2022 Plan). This award consists of the regular annual award of RSUs equivalent to $165,000 with the number of RSUs based on the fair market value of Deere & Company (Deere) common stock on [Date]. Please note that acceptance of your award is required.

Participation in the 2022 Plan is limited to members of the Deere Board of Directors who are not currently employees of Deere. It is designed to encourage your personal interest in Deere growth and focus on stockholder value.

Fidelity Stock Plan Services (Fidelity), a division of Fidelity Investments®, is the administrative services provider for the 2022 Plan. Acceptance of your award will be done through the Fidelity online system. You will receive an email from Fidelity with instructions on how to log into [ ] and accept your award.

Fidelity also manages the Beneficiary Designation Forms (each, a Form) for the 2022 Plan. You will receive an email from Fidelity with a link to the Form should you want to update your beneficiaries with Fidelity. If you want to review your current beneficiaries, please reach out to [contact], whose contact information is below.

If you have any questions regarding acceptance of your grant, completion of your Form, or other beneficiary designations, please reach out to [contact], [title] at [phone] or by email at [email address].

Very truly yours,

John C. May

Chairman and Chief Executive Officer